LETTER AGREEMENT

Managers Real Estate Securities Fund

Subadvisory Agreement

June 29, 2011

Urdang Securities Management, Inc.

630 West Germantown Pike, Suite 300

Plymouth Meeting, Pennsylvania 19462

Attn: Compliance Officer

Re:	Subadvisory Agreement between Managers Investment Group LLC

and Urdang Securities Management, Inc., dated as of March 1, 2006

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement between Managers Investment Group LLC (the “Adviser”) and Urdang Securities Management, Inc. (the “Subadvisor”), dated March 1, 2006 (the “Subadvisory Agreement”), the Adviser hereby notifies you that Schedule A to the Subadvisory Agreement is amended to reflect the lower subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Adviser and the Subadviser. Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee the Adviser will pay the Subadvisor pursuant to Section 5 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers Investment Group LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer

ACKNOWLEDGED AND ACCEPTED

Urdang Securities Management, Inc.

By:	/s/ E. Todd Briddell
Name: E. Todd Briddell
Title: President and Chief Investment Officer
Date: June 29, 2011

Appendix A

AMENDED AND RESTATED SCHEDULE A

SUBADVISOR FEE

The Adviser shall pay to the Subadvisor a quarterly gross investment subadvisory fee for each calendar quarter at an annual rate equal to 0.50% per annum of the average daily net assets of the Managers Real Estate Securities Fund for the first $50 million of assets under management, 0.45% for the next $50 million, 0.40% for the next $50 million, 0.375% for the next $50 million, and 0.35% on amounts in excess of $200 million. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.